Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Results in Guidance Range with Strong Non-Semi Sales
Monday, October 27, 2008 4:30 pm ET

Combined Solar, FPD and Medical Revenues Grow 21% Sequentially
HAYWARD, Calif., October 27, 2008 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar, and medical device industries, today reported its financial results for the third quarter of 2008. Revenue for the third quarter of 2008 was $60.1 million, a decrease of 11% from the second quarter of 2008 and a decrease of 37% from the same period a year ago. Gross margin for the third quarter of 2008 was 9.1%, compared to 11.2% for the second quarter of 2008, and 14.0% for the same period a year ago. The company recorded a net loss of $1.9 million or $0.09 per share, during the third quarter of 2008, compared to a net loss of $162,000 or $0.01 per share, for the second quarter of 2008 and net income of $3.5 million, or $0.16 per diluted share, for the same period a year ago. The third quarter 2008 loss per share is inclusive of a $0.01 per share charge for amortization of intangibles, and a $0.03 per share charge related to SFAS 123(R).

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer commented:  “We view the current challenging business environment as an opportunity to expand market share, transfer additional manufacturing to Asia, and consolidate our U.S.-based assembly operations.  For the quarter, we met our guidance range for revenue and earnings per share by maintaining our focus on reducing costs, while continuing to increase our non-semiconductor businesses. Solar, flat panel, and medical device revenues grew by 21% sequentially, to 30% of total revenues. In addition, we increased the revenue derived from our China facilities by 14% sequentially to 24% of total revenue.  By producing more in Asia, while streamlining our global operations and continuing to increase our activity in these adjacent markets, we improved our operating efficiencies, lessened the impact of this cyclical decline in semiconductor capital equipment demand and positioned ourselves for enhanced levels of profitability when the industry cycle returns to growth.”

Cash at the end of the third quarter of 2008 was $28.5 million, a decrease of $4.1 million from $32.6 million at the end of the second quarter of 2008, and an increase of $500,000 from $28.0 million at the end of the third quarter of 2007. Third party debt at the end of the third quarter was $19.7 million, a decrease of $800,000 from $20.5 million at the end of the second quarter of 2008 and a decrease of $9.1 million from $28.8 million at the end of the third quarter of 2007.

In the third quarter, Ultra Clean repurchased $1.2 million of the company’s common stock as part of the share buyback program announced in our last earnings call.  Program-to-date, Ultra Clean has purchased $3.3 million of the company’s common stock.  The company recently suspended the repurchase program due to the uncertain economic environment.

Granger commented further “I am pleased to announce that, during the third quarter, we secured a partnership agreement with Cascade Microtech, Inc. (NASDAQ: CSCD) to manufacture its 200mm probe stations. Qualification tools will be manufactured in the fourth quarter of 2008, with volume production planned for the first quarter of 2009.”

Granger continued, “Also last quarter we shipped significant quantities of recently awarded solar gas abatement subsystems and turnkey FPD test systems from our newest manufacturing facility in Shanghai, China .  We remain focused on our key objectives: to outperform the semiconductor equipment industry in upturns and in downturns, by expanding our market share, increasing the portion of our revenue derived from the adjacent markets of the solar, flat panel and medical device industries, and by continuing to expand our presence in Asia.”

Commenting on Ultra Clean’s corporate outlook, Granger noted, “While we remain very confident in our strategic direction, we remain cautious about the near term outlook, due to continued declines in semiconductor capital equipment demand, partially offset by our growth in non-semiconductor markets. We expect that revenue for the fourth quarter of 2008 will be in the range of $47 million to $53 million, and loss per share will be in the range of $0.10 to $0.16 per share, on a GAAP basis, inclusive of an expected $0.01 per share charge for amortization of intangibles, and a $0.04 per share charge related to SFAS 123(R).”

Ultra Clean will conduct a conference call today, Monday, October 27, 2008, beginning at 2:00 p.m. PDT at 888-561-5097 (domestic) and 706-679-7569 (international). A replay of the webcast will be available for fourteen days following the conference call at 800/642-1687 (domestic) and 706/645-9291 (international). The confirmation number for the live broadcast and replays is 68499647 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, solar and medical device industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Forward looking statements included in the press release include estimates made with respect to our fourth quarter revenue and diluted earnings per share. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28 2007 and quarterly report on Form 10-Q for the quarter ended June 28, 2008, filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007
Sales	$60,128	$95,535	$219,849	$311,049

Cost of goods sold	54,660	82,165	194,799	265,106

Gross profit	5,468	13,370	25,050	45,943

Operating expenses:
Research and development	484	648	1,875	2,275
Sales and marketing	1,464	1,494	4,424	4,253
General and administrative	5,828	5,700	18,710	18,479
Total operating expenses	7,776	7,842	25,009	25,007

Income (loss) from operations	(2,308)	5,528	41	20,936

Interest and other income (expense), net	(236)	(460)	(826)	(1,450)

Income (loss) before income taxes	(2,544)	5,068	(785)	19,486

Income tax provision (benefit)	(616)	1,527	(584)	5,664

Net income (loss)	$(1,928)	$3,541	$(201)	$13,822

Net income (loss) per share:
Basic	$(0.09)	$0.17	$(0.01)	$0.65
Diluted	$(0.09)	$0.16	$(0.01)	$0.63

Shares used in computing
net income (loss) per share:
Basic	21,708	21,366	21,639	21,240
Diluted	21,708	22,166	21,639	22,088

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	September 26,	December 28,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$28,468	$33,447
Accounts receivable	28,817	34,845
Inventory	49,013	49,342
Other current assets	9,747	7,707
Total current assets	116,045	125,341

Equipment and leasehold improvements, net	20,267	14,095
Goodwill	34,063	34,196
Other intangible assets	19,750	20,762
Other non-current assets	509	633
Total assets	$190,634	$195,027

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
Bank borrowings	$3,074	$3,575
Accounts payable	28,196	36,817
Other current liabilities	4,682	4,451
Total current liabilities	35,952	44,843

Bank debt and other long-term liabilities	22,272	20,696
Total liabilities	58,224	65,539

Stockholders' equity
Common stock	92,215	89,092
Retained earnings	40,195	40,396
Total stockholders' equity	132,410	129,488
Total liabilities and stockholders' equity	$190,634	$195,027